Exhibit 99.1

Mobiquity Networks Announces ‘Mobiquity Entertainment Network’ To Deliver Beacon-Triggered Movie Studio Promotions

First of its kind theater advertising network links movie-goers with retail mall audience to deliver campaigns and attribution data

GARDEN CITY, N.Y., March 17, 2016 -- Mobiquity Networks, the largest network of retail mall-based mobile advertising beacons in the United States and a wholly owned subsidiary of Mobiquity Technologies, Inc. (OTCQB: MOBQ), today announced its highly specialized mobile advertising network offering – the Mobiquity Entertainment Network. The Mobiquity Entertainment Network provides an entirely new avenue for movie studios and entertainment companies to engage with fans via mobile, linking digital screens to offline activity.

The Mobiquity Entertainment Network leverages the precise location awareness enabled by beacon technology to trigger entertainment and movie fan app engagement and to accurately account for advertising campaign attribution. Both the beacon network and ad campaigns are managed by Mobiquity’s proprietary proximity marketing platform, and app engagements are executed through Mobiquity Networks’ mobile app publisher network, which includes movie-fan apps such as Moviefone and Movietickets.com.

Built specifically for the entertainment industry, the Mobiquity Entertainment Network enables direct engagement with a known movie-goer community. Theater owners are able to utilize the network to improve and expand the in-theater experience. The network also allows in-theater advertising partners, such as Screenvision, to extend their captive audience engagement beyond the big screen and into retail environments.

Mobiquity Networks has assembled all the critical ecosystem components necessary to make beacon-triggered marketing and advertising campaigns go mainstream: a nationally installed beacon network in retail malls and theater environments; a 3rd party app publisher network to deliver campaigns; and the platform to manage the network, data and campaign execution.

Relevant locations are key. There are nearly 2,300 theaters (~45% of total U.S. Theaters) within a 10-mile radius of the 475 premium malls currently partnered with Mobiquity Networks. In the next few months, beacons are scheduled to be deployed in 300 theaters with more than 2,500 screens. The reach of the network is critical as well - coverage extends to more than 130 designated markets that represent roughly 89% of US households.

Studio research has indicated that the average mall shopper is up to 5x as likely to be an active movie-goer than a non-mall shopper. The average age of a mall shopper is 36, while the average age of a broadcast TV viewer is 57, a generational difference. The audience delivered by the Mobiquity Network represents one of the most highly targeted media opportunities to reach America’s active movie-goers.

“Demographically, movie theaters are highly complementary to Mobiquity Networks’ existing retail mall network and we are excited to expand our footprint in the entertainment sector. We are breaking new ground and creating a new and effective way for movie studios and entertainment companies to reach their biggest fans on a national level via mobile,” said Tom Arnost, Executive Chairman of Mobiquity Networks. “This offering delivers a highly targeted audience for the industry. The 2,284 theaters in our footprint should represent as much as 80% of the total U.S. box office of $11 Billion. Reaching this audience creates the potential for significant incremental revenue for us.”

Tom Arnost will be heading up the Mobiquity Entertainment Network and leading strategic initiatives for the media-industry focused network. “The Mobiquity Entertainment Network was created through the vision of Mr. Arnost and we’re quite fortunate to have a media executive with 35-years of success in the industry to bring this network offering to market,” stated Dean Julia, Mobiquity Networks’ co-CEO. “His extensive relationships and industry experience will ensure that we deliver unique value to our media clients.”

Mobiquity Networks has exclusive agreements in 475+ premier shopping malls and 300 movie theaters in the U.S to operate its beacon-triggered mobile ad network. The ad network footprint represents ~400 million monthly mall visits and provides advertisers with the opportunity to deliver targeted marketing messages to consumers at precisely the right place and time - just as they are deciding which retailers to visit and what brands to buy – and now what movies to see.

About Mobiquity Technologies:

Mobiquity Networks, is a wholly owned subsidiary of Mobiquity Technologies, Inc. (OTCQB: MOBQ) Mobiquity operates a nationwide location-based mobile advertising network of beacons with exclusive agreements in 475+ premier US shopping malls, reaching more than 400 million shoppers monthly. Coupled with Mobiquity’s integrated suite of leading-edge location based mobile advertising technologies, retail and entertainment brands can execute personalized and contextually relevant mobile ad experiences, driving brand awareness and incremental revenue. Mobiquity’s vision is to build out mobile advertising solutions to create “smart malls” in retail destinations across the U.S. using Bluetooth-enabled iBeacon technology. Visit: www.mobiquitytechnologies.com and www.mobiquitynetworks.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Media Contacts:

Mobiquity Technologies

Jim Meckley, CMO

(516) 256-7766 x222

jim@mobiquitynetworks.com

Renee Newby

Rocket Science PR, for Mobiquity

(415) 464-8110 x213

Mobile: (757) 651-6554

renee@rocketscience.com